Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Wendy’s/Arby’s Group, Inc. on Form S-8 of our report dated March 22, 2010, relating to the consolidated financial statements of Deerfield Capital Corp. as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, and the effectiveness of Deerfield Capital Corp.’s internal control over financial reporting as of December 31, 2009, incorporated by reference in Amendment No. 1 to the Annual Report on Form 10-K of Wendy’s/Arby’s Group, Inc. for the fiscal year ended January 3, 2010.

/s/ Deloitte & Touche LLP

Chicago, Illinois
May 26, 2010